Exhibit 99.2

FORM OF PROXY CARD

ST. MARTIN BANCSHARES, INC.

301 S. Main Street

St. Martinville, Louisiana 70582

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint                         , and                         , or any of them, with full power of substitution, to be my attorneys and proxies at the special meeting of shareholders of St. Martin Bancshares, Inc. to be held on December 5, 2017, at 4:00 p.m., local time, at the main office of St. Martin Bank & Trust Company, 301 South Main Street, St. Martinville, Louisiana, and to represent and vote, as designated below, all of the shares of common stock held of record by me as of the record date for the meeting, granting unto such attorneys and proxies, and to either of them and to their substitutes full power and authority to act for and in my name at the meeting and all adjournments thereof, if any, as follows:

1.	APPROVAL OF THE MERGER PROPOSAL. To approve the Agreement and Plan of Merger, dated as of August 23, 2017, by and between Home Bancorp, Inc. and St. Martin Bancshares, Inc., pursuant to which St. Martin Bancshares, Inc. will merge with and into Home Bancorp, Inc., all on and subject to the terms and conditions contained therein, and the merger described therein.

☐        FOR                 ☐        AGAINST                ☐         ABSTAIN

2.	APPROVAL OF THE ST. MARTIN SHAREHOLDERS’ AGREEMENT PROPOSAL. To approve the termination of the Amended and Restated Shareholders’ Agreement, dated as of August 8, 2006, by and among St. Martin Bancshares, Inc. and its shareholders, to become effective as of the closing date of the merger.

☐        FOR             ☐        AGAINST            ☐        ABSTAIN

3.	APPROVAL OF THE ADJOURNMENT PROPOSAL. To approve the adjournment of the St. Martin Bancshares, Inc. special meeting to a later date or dates, if the board of directors of St. Martin Bancshares, Inc. determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve either the Agreement and Plan of Merger or the Shareholders’ Agreement Proposal.

☐        FOR             ☐        AGAINST            ☐        ABSTAIN

If properly executed and returned to St. Martin Bancshares, Inc., this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” each of the proposals described above. I hereby revoke any and all proxies with respect to such shares previously given by me and acknowledge receipt of the notice of special meeting of shareholders and the proxy statement of the board of directors relating to the meeting.

[Instructions: Please sign your name exactly as it appears on your stock certificate. When shares are held by two or more persons as co-owners, both, or all should sign. When signing as attorney, executor, administrator, trustee or guardian or in another fiduciary capacity or representative capacity, please give full title as such.]

PLEASE COMPLETE, EXECUTE AND RETURN THE PROXY PROMPTLY.	Signature

DATE: , 2017	Additional signature, if held jointly

(If applicable, such as a trust, state capacity in which signing.)